Exhibit 99.1

[Kinder Morgan, Inc. Logo]

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. THIRD QUARTER EPS UP 17%;
EXPECTS TO EXCEED 2004 EARNINGS BUDGET

     HOUSTON, Oct. 20, 2004 - Kinder Morgan, Inc. (NYSE: KMI) today reported record third quarter net income of $111.9 million, or $0.90 diluted earnings per share, compared to $95.6 million, or $0.77 per share, for the comparable period in 2003. This represents a 17 percent increase in earnings per share. For the first nine months of the year, net income was $343.4 million, or $2.75 diluted earnings per share, compared to $300.9 million, or $2.43 per share, through the third quarter of 2003.

     According to Chairman, CEO and President Richard D. Kinder, KMI's third quarter results were driven by its ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and strong performances by Natural Gas Pipeline Company of America and TransColorado. "KMI has generated approximately $480 million of cash flow this year through September, and we expect to exceed our 2004 budget of approximately $578 million of cash flow. We also are on track to return $2 billion to our investors, both debt and equity, over five years by the end of 2004. That's significant for an entity that had an enterprise value of just over $6 billion at the beginning of that period, when the entity became KMI." (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures, and enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

     KMI's total debt-to-capital ratio improved to about 41 percent at the end of the third quarter from 43 percent at year end 2003. Through September, KMI has paid down

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approximately $95 million of the $100 million budgeted for debt reduction this year. The company also spent approximately $55 million repurchasing shares during the first three quarters, compared to its budgeted target of $60 million for the full year.

     KMI declared a quarterly dividend of $0.5625 per share ($2.25 annualized), payable on Nov. 12, 2004, to shareholders of record as of Oct. 29, 2004. This compares to a dividend of $0.40 per share ($1.60 annualized) declared in October 2003.

     "Moving forward, we remain committed to returning cash to our shareholders in an economic and tax-efficient manner, while at the same time maintaining a strong balance sheet and investing in energy infrastructure," Kinder explained. "In 2004, for example, we expect the Kinder Morgan companies will invest approximately $1 billion in acquisitions and capital expansion projects, most of which will occur at KMP. To date, we have announced approximately $320 million in acquisitions and the 2004 budget calls for about $650 million in expansion capital expenditures."

Overview of Business Segments

     KMI's investments in KMP contributed $122.1 million of pre-tax earnings to KMI in the third quarter, up 22 percent from $100.3 million in the same period last year, and on target to meet the published annual budget of 16 percent growth. KMI will receive $127.3 million in total distributions from its investment in KMP for the quarter, up from $106.7 million for the third quarter of 2003. "KMP's cash flow continued to increase in the third quarter primarily due to strong internal growth and contributions from acquisitions," Kinder said. As KMP's cash flow grows, KMI's general partner share of that cash flow grows as well, up to 50 percent of incremental cash flow.

     Natural Gas Pipeline Company of America (NGPL) reported third quarter segment earnings of $94.8 million, a 3 percent increase over $92.2 million for the same period last year, and on target to meet its published annual budget of 3 percent growth. Third quarter results were driven by a 5 percent increase in transportation and storage revenues compared to the same period in 2003. "NGPL continues to benefit from

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successful contract negotiations, as 99 percent of the firm, long-haul transportation capacity has been sold out through the first quarter of 2005," Kinder said. Storage is fully contracted until April 2005. Throughput volumes were up about 8 percent for the quarter, led by volumes delivered on the Louisiana Line and Gulf Coast Mainline. Throughput has only modest impact on earnings, however, because the vast majority of transportation and storage revenues come from demand charges secured by contracts that customers pay regardless of the amount of natural gas they ship through the pipeline.

     NGPL recently announced it will invest $52 million in northeast Texas and southern Oklahoma to acquire a pipeline and increase transportation and storage capacity on its existing pipeline system. "These projects (acquiring the Black Marlin Pipeline and connecting it to NGPL, expanding the NGPL system and increasing storage capacity at the Sayre Field in Beckham County, Okla., by 10 billion cubic feet) are secured by long-term contracts with customers that will generate stable, fee-based income for NGPL for many years," Kinder said.

     TransColorado reported segment earnings of $7.1 million for the third quarter, up substantially from $4.9 million for the comparable period a year ago, and on target to meet its published annual budget of 13 percent growth. The earnings increase in the quarter was primarily attributable to the completion of a $33 million expansion project, which increased transportation capacity on the pipeline beginning Aug. 1 to 425,000 dekatherms per day (Dth/d) from 300,000 Dth/d. Transport volumes were up almost 27 percent quarter over quarter. "We are delighted with the growth opportunities on TransColorado, and we recently announced an additional $20 million expansion that will add 300,000 Dth/d of incremental transportation capacity and enable gas on the northern end of the pipeline to flow both northward and southward," Kinder said. "The project is supported by a long-term contract with an undisclosed shipper that will generate substantial fee-based income for the company over the next decade." Total long-haul, southbound capacity on TransColorado is almost fully subscribed through 2007.

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     Third quarter segment earnings for Retail were $4.8 million, down from almost $7 million in the same period last year, but were relatively flat for the first nine months of the year compared to the same period last year. More importantly, Retail remains on target to meet its published annual budget of 5 percent growth. "The decline in third quarter earnings was primarily due to a wet and cool irrigation season in Nebraska, which resulted in a lower irrigation load than during last year's strong irrigation season," Kinder explained. Retail continues to connect customers to its new $20 million Montrose to Ouray, Colo., pipeline, which was placed into service in the second quarter. The company expects to add several thousand new Western Slope customers via the pipeline over the next five years.

     Power generated third quarter segment earnings of $4.1 million, down from $5.3 million for the comparable quarter last year. This segment discontinued power plant development and is expected to produce only 1 percent of KMI's total segment earnings in 2004. Power is on target to meet its published annual budget of $13.5 million segment earnings.

Outlook

     In January, KMI published its annual budget for earnings per diluted share of $3.71 for 2004, and the company now expects to exceed that target by a couple of cents. KMI's annual budget is posted on the company's web site at www.kindermorgan.com.

Other News

     In the third quarter, KMI and KMP announced that each entity entered into a new five-year unsecured credit facility with total commitments between the two facilities of $2.05 billion. The new facilities replace 364-day and three-year facilities at each company, which had total commitments of $1.85 billion. The credit covenants are substantially unchanged as compared to the previous facilities, with the only meaningful modification being the removal of any net worth restriction at KMP. The facilities will primarily serve to backup commercial paper programs at each entity.

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     Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 120 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization. Combined, the two companies have an enterprise value of approximately $24 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, Oct. 20, at www.kindermorgan.com for a LIVE webcast conference call on the company's third quarter earnings.

     In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

     We believe the most directly comparable cash flow measure computed under GAAP is "cash flow provided by operating activities." This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of facilities, (viii) proceeds from termination of interest rate swaps, and (ix) other, net. We have attached a reconciliation of cash flow to preliminary cash provided from operations for actual reported results. Cash flow should be considered in conjunction with cash provided from operations, as defined by GAAP.

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     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Revenues:
Natural Gas Transportation and Storage	$ 171,468	$ 163,377	$ 542,207	$ 509,204
Natural Gas Sales	51,834	70,619	231,877	264,108
Other	26,340	12,987	65,011	44,404
Total Operating Revenues	249,642	246,983	839,095	817,716

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	55,821	72,515	241,502	265,322
Operations and Maintenance	42,650	30,754	116,778	92,204
General and Administrative	18,334	18,761	60,501	53,955
Depreciation and Amortization	29,949	29,225	89,137	87,897
Taxes, Other Than Income Taxes	6,953	8,148	23,785	22,705
Total Operating Costs and Expenses	153,707	159,403	531,703	522,083

Operating Income	95,935	87,580	307,392	295,633

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	143,979	116,659	405,548	341,886
Equity in Earnings of Other Equity Investments	2,965	3,058	8,467	8,260
Interest Expense, Net	(33,990)	(34,751)	(98,785)	(106,039)
Interest Expense - Deferrable Interest Debentures [1]	(5,478)	-	(16,434)	-
Interest Expense - Capital Trust Securities [1]	-	(5,478)	-	(5,478)
Minority Interests [1]	(21,114)	(10,183)	(45,511)	(41,580)
Other, Net	1,756	18	3,277	140
Total Other Income and (Expenses)	88,118	69,323	256,562	197,189

Income Before Income Taxes	184,053	156,903	563,954	492,822
Income Taxes	72,123	61,273	220,592	191,928
Net Income	$ 111,930	$ 95,630	$ 343,362	$ 300,894
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Basic Earnings Per Common Share	$ 0.91	$ 0.78	$ 2.77	$ 2.46
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Number of Shares Used in Computing Basic
Earnings Per Common Share	123,673	123,109	123,756	122,406
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Diluted Earnings Per Common Share	$ 0.90	$ 0.77	$ 2.75	$ 2.43
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Number of Shares Used in Computing Diluted
Earnings Per Common Share	124,683	124,345	124,852	123,640
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Dividends Per Common Share	$ 0.5625	$ 0.4000	$ 1.6875	$ 0.7000
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[1]

The expense associated with our capital trust securities was included in "Minority Interests" prior to the third quarter of 2003 ($10,956 for the nine months ended September 30, 2003). Due to our adoption of a recently issued accounting standard, the expense associated with these securities was included in "Interest Expense - Capital Trust Securities" beginning with the third quarter of 2003. Due to our adoption of another recently issued accounting standard, our capital trust securities are no longer consolidated, effective December 31, 2003. The associated expense is included in "Interest Expense - Deferrable Interest Debentures" for the three months and nine months ended September 30, 2004.

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Equity in Earnings of Kinder Morgan Energy Partners	$ 143,979	$ 116,659	$ 405,548	$ 341,886
Segment Earnings: [1]
NGPL	94,775	92,205	294,948	276,616
TransColorado	7,128	4,919	18,139	17,476
Retail	4,839	6,962	43,491	44,752
Power	4,113	5,313	11,744	19,011
	254,834	226,058	773,870	699,741
General and Administrative Expenses	(18,334)	(18,761)	(60,501)	(53,955)
Interest Expense, Net	(33,990)	(34,751)	(98,785)	(106,039)
Interest Expense - Deferrable Interest Debentures [2]	(5,478)	-	(16,434)	-
Interest Expense - Capital Trust Securities [2]	-	(5,478)	-	(5,478)
Other [2]	(12,979)	(10,165)	(34,196)	(41,447)

Income Before Income Taxes	184,053	156,903	563,954	492,822
Income Taxes	72,123	61,273	220,592	191,928

Net Income	$ 111,930	$ 95,630	$ 343,362	$ 300,894
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Earnings Attributable to Investments in KMP

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

General Partner Interest, Including
Minority Interest in the OLPs	$ 102,535	$ 84,489	$ 293,962	$ 244,901
Limited Partner Units (KMP)	10,853	8,908	29,680	27,220
Limited Partner i-units (KMR)	30,591	23,262	81,906	69,765
	143,979	116,659	405,548	341,886
Pre-tax Minority Interest in KMR [3]	(21,832)	(16,363)	(58,399)	(49,078)
Pre-tax KMI Earnings from Investments in KMP	$ 122,147	$ 100,296	$ 347,149	$ 292,808
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Additional Information
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	18.3	18.2	18.3	18.3
KMP Earnings per Unit	$ 0.59	$ 0.49	$ 1.62	$ 1.49
Average KMR Shares Owned by KMI	14.8	14.1	14.5	13.9
Average Total KMR Shares Outstanding	51.5	47.8	50.5	47.0

Volume Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Systems Throughput (Trillion Btus):
NGPL [4]	336.3	312.8	1,123.7	1,099.5
TransColorado	50.8	40.1	139.2	128.8
Retail [5]	7.6	10.3	32.2	33.6

Btus = British thermal units
[1]	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
[2]

Beginning with the third quarter of 2003, payments associated with our capital trust securities are included with interest expense. Prior to the third quarter of 2003, such payments are included as minority interest within the "Other" caption.

[3]

Minority interest, net of tax (as reported in the Consolidated Statements of Income), was $13,537 and $10,145 for the three months ended September 30, 2004 and 2003, respectively, and $36,208 and $30,428 for the nine months ended September 30, 2004 and 2003, respectively.

[4]	Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.
[5]	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2004	2003
Assets:
Cash and Cash Equivalents	$ 12	$ 11
Other Current Assets	231	265
Investments	3,242	3,288
Property, Plant and Equipment, Net	6,102	6,084
Other Assets	384	389
Total Assets	$ 9,971	$ 10,037
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Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 617	$ 133
Other Current Liabilities	277	344
Other Liabilities and Deferred Credits	2,657	2,675
Long-term Debt:
Outstanding Notes and Debentures	2,258	2,837
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284
Value of Interest Rate Swaps	86	88
	2,628	3,209
Minority Interests in Equity of Subsidiaries	1,034	1,010
Stockholders' Equity	2,758	2,666
Total Liabilities and Stockholders' Equity	$ 9,971	$ 10,037
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Total Debt [1]	$ 2,863	$ 2,959
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Total Capital [2]	$ 6,939	$ 6,919
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Ratio of Total Debt to Total Capital	41.3%	42.8%
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[1]	Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
[2]	Total debt plus deferrable interest debentures issued to subsidiary trusts plus minority interests in equity of subsidiaries plus stockholders' equity.

KINDER MORGAN, INC. AND SUBSIDIARIES
RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)
(DOLLARS IN MILLIONS)

	Nine Months Ended September 30,
	2004		2003
Simplified Calculation of Cash Flow Per Press Release
Income Before Income Taxes	$ 564.0		$ 492.8
Add: Depreciation and Amortization	89.1		87.9
Less: Sustaining Capital Expenditures	(53.6)		(51.9)
Less: Cash Paid for Income Taxes	(119.5)		(115.7)
Simplified Calculation of Cash Flow Per Press Release	$ 480.0		$ 413.1
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Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 480.0		$ 413.1
Add Back: Sustaining Capital Expenditures	53.6		51.9
Subtotal	533.6		465.0
Other Adjustments [1]	(114.2)		(41.8)
Net Cash Flows Provided by Continuing Operations	$ 419.4	2	$ 423.2
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[1]

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, changes in gas in underground storage, changes in other working capital items, net gains or losses on sales of facilities, proceeds from termination of interest rate swaps and other, net.

[2]	Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.